Consulting Agreement

This Consulting Agreement (the "Agreement") is entered into this 4th day of March 2002 is by and amongst Empyrean Communications Inc. (the "Company") and Thomas Bojadzijev (the "Consultant").

WHEREAS, the Consultant is skilled in financial matters, marketing strategic planning and management consulting; and

WHEREAS, the Company desire to engage the Consultant to assist the Company in it's efforts to improve operational efficiencies, assist with the marketing efforts, develop a strategic plan of operations and assist in streamlining accounting operations;

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration receipt whereof is hereby acknowledged it is agreed.

1. The Company hereby engages the Consultant and the Consultant hereby accepts this engagement on a non-exclusive basis pursuant to the terms and conditions of this Consulting Agreement.

2. Consultant shall provide the Company with ongoing consulting services in the area of accounting, marketing, strategic planning and organizational efficiencies. Consultant shall meet with the Company's Officers and the Board of Directors and report upon his endeavors. Consultant shall provide these services on as needed basis but in no event less frequently than at least three days per week unless advised to the contrary by the Company. Said services to be provided either at the Company's principle place of business address of the Consultant depending upon nature and type of services provided.

3. In order to assist the Consultant with his duties, the Company will provide the Consultant with such information, as may be required by Consultant. The Company will make available to Consultant copies of all reports filed with the Securities and Exchange Commission, copies of financial reports and projections, strategic plans and such other reports as may be necessary in order for the Consultant to carry out Consultant's responsibilities.

4. This Agreement shall be for a term commencing on the date of execution by the last signatory and continuing until March 3, 2003.

5. In consideration of the services to be provided, the Consultant shall receive a fee of 1,700,000 shares of the Company's common stock.

6. The Company will register these shares pursuant to a registration statement on Form S-8.

7. During the term of this Agreement, each party may have access to trade secrets, know how, formulae, customer and price lists all which are valuable, special, proprietary and unique assets of each. The parties agree that all knowledge and information which each other shall acquire during the term of the Agreement shall be held in trust and in a fiduciary capacity for the sole benefit of the other party, it's successors and assigns, and each agrees not to publish or divulge either during the term of this Agreement or subsequent thereto, knowledge of any technical or confidential information acquired during the term of this Agreement.

At the termination of this Agreement, or at any other time, either party may request the other party to deliver to the other, without retaining any copies, notes or excerpts thereof, all memoranda, diaries, notes, records, plans, specifications, formulae or other documents relating, directly or indirectly, to any confidential information made or compiled by, or delivered or made available to or otherwise obtained by the respective parties. However, the foregoing provision shall not prohibit the Consultant from engaging in any work at any time following his termination of this Agreement that does not conflict with the terms of this Agreement.

8. This Agreement may be terminated for "Proper Cause" prior to the expiration of it's stated term in the sole and absolute discretion of either party. As used in the Agreement "Proper Clause" shall be limited to:

Conviction of Civil or Criminal Fraud or a Felony. Such termination shall not prejudice any other remedy to which either party may be entitled either at law, in equity or under this Agreement.

9. Except as otherwise provided herein, any notice or other communication to any party pursuant to or relating to this Agreement and the transactions provided for herein shall be deemed to have given or delivered when deposited in the United States Mail, registered or certified, and with proper postage and registration or certification fees